OLD POINT FINANCIAL QUARTERLY DIVIDEND

FOR IMMEDIATE RELEASE

May 16, 2005

Hampton, VA: Old Point Financial Corporation (Nasdaq “OPOF”) has declared a quarterly dividend of $0.16 per share of common capital stock to be paid on June 29, 2005, to shareholders of record as of May 31, 2005.

Old Point Financial Corporation , (Nasdaq Small Cap: "OPOF",) with $691 million in assets as of March 31, 2005, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank with 17 branches. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact: Lani Chisman Davis, Marketing Director, 757/728-1286